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                                                                    EXHIBIT 99.1

         SAFE HARBOR COMPLIANCE STATEMENT FOR FORWARD LOOKING-STATEMENTS

         Our future operating results may vary substantially from period to period. The price of our common stock will fluctuate in the future, and an investment in our common stock is subject to a variety of risks, including but not limited to the specific risks identified below. Inevitably, some investors in our securities will experience gains while others will experience losses depending on the prices at which they purchase and sell securities. Prospective and existing investors are strongly urged to carefully consider the various cautionary statements and risks set forth in this report and our other public filings.

         The annual report on Form 10-K, to which this statement is attached as an exhibit, contains forward-looking statements that are not historical facts but rather are based on current expectations, estimates and projections about our business and industry, our beliefs and assumptions. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", estimates" and variations of these words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management's view only as of the date of this report. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

         Important factors currently known to our management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is attached as an exhibit and also include the following risks:

ALTHOUGH WE HAVE ACHIEVED NET PROFITABILITY, WE HAVE NOT YET ACHIEVED PROFITABILITY FROM OPERATIONS AND WE MAY EXPERIENCE LOSSES IN THE FUTURE

         We have incurred substantial losses since our inception and we may continue to suffer losses in the future. As a result of our accumulated operating losses, as of December 31, 2000, we had an accumulated deficit of approximately $22.8 million. In addition, we expect to continue to devote substantial resources to research and development, professional services and sales and marketing activities. As a result, we will need to generate significant revenues to sustain profitability in any future period, and we may never be able to do so. If we do not achieve profitability from operations, or if we do not remain profitable on a net basis, we will need to obtain additional financing. The financing from other sources upon which we have historically relied may not be available to us on acceptable terms. If we fail to remain profitable, it will materially and adversely affect the market price of our stock.

WE MAY MAKE ACQUISITIONS OR INVESTMENTS THAT ARE NOT SUCCESSFUL AND THAT ADVERSELY AFFECT OUR ONGOING OPERATIONS

         We may acquire or make investments in companies, products, services and technologies which complement our software and services. Because of the proliferation of new customer interaction mediums such as the Internet and e-mail, we believe that it may be important for us to acquire complementary technology to quickly bring new products to market. We have very limited experience in making acquisitions and investments. As a result, our ability to identify prospects, conduct acquisitions and to properly manage the integration of acquisitions is unproven. If we fail to properly evaluate and execute acquisitions or investments, it may seriously harm our business and operating results. In making or attempting to make acquisitions or investments, we face a number of risks, including:

         - the difficulty of identifying suitable acquisition or investment candidates, performing appropriate due diligence and negotiating acceptable terms for acquisitions and investments;

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         -        the potential distraction of our management, diversion of our resources and disruption of our business;

         - our retention and motivation of key employees of the acquired companies;

         - our entry into geographic markets in which we have little or no prior experience;

         - competition for acquisition opportunities with competitors that are larger than us or have greater financial and other resources than we have;

         - our inability to accurately forecast the financial impact of an acquisition or investment; and

         - our inability to maintain good relations with the customers and suppliers of the acquired company; and o our inability to effectively integrate acquisition or investments into the company and achieve expected synergies.

         In addition, if we make acquisitions using convertible debt or equity securities, our existing stockholders may be diluted, which could cause the market price of our stock to decline.

OUR QUARTERLY REVENUES, EXPENSES AND OPERATING RESULTS HAVE FLUCTUATED AND ARE LIKELY TO CONTINUE TO FLUCTUATE, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE

         Our quarterly revenues, expenses and operating results could vary significantly from period to period. In particular, we derive a significant portion of our software license revenue in each quarter from a small number of relatively large orders. A delay in the recognition of revenues from one of these orders may cause our results of operations during a quarter to be lower than we expect. The delay or failure to close anticipated sales in a particular quarter could reduce our revenues in that quarter and subsequent quarters over which revenues for the sale would likely be recognized. In addition, because our revenues from implementation, maintenance and training services largely correlates with our license revenues, a decline in license revenues could also cause a decline in our services revenues in the same quarter or in subsequent quarters. Our revenues, expenses and operating results may vary significantly in response to the risk factors described in this section, as well as the following factors, some of which are beyond our control:

         - a decrease in demand for our software or, more generally, for products that record and analyze the interactions between a business and its customers and/or provide electronic learning;

         - announcements or introductions of new products and services by our competitors;

         -        product pricing decisions by our competitors;

         -        the timely payment of fees due to us by our customers;

         - our ability to develop, market and manage new software, software enhancements and services;

         - the deferral of orders for our software or delays in the implementation of our software from one quarter to a later quarter;

         - how quickly we are able to develop new software, software enhancements and services that our customers require;

         - how much money we have to spend to improve our software, services and operations;

         -        delays in installments of our software;

         - the lengthiness and unpredictability of sales cycles for our software;

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         -        the mix of revenue generated by software licenses and related services;

         - spending limitations imposed on our customers or potential customers because of economic factors and decreased capital spending budgets, including limitations imposed after the sales cycle has begun but before a deal is consummated;

         - the timing and size of our capital expenditures and changes in our working capital; and

         - general economic factors and changes in technology that could cause our existing and potential customers to decrease what they spend on customer relationship management software.

         Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our stock price. Historically, our revenue growth has fluctuated from as low as 1% to as high as 58% from one quarter to the next. If our future revenues or operating results fall below the expectations of investors or securities analysts, the price of our common stock would likely decline.

OUR SOFTWARE HAS A LONG SALES CYCLE WHICH MAKES IT DIFFICULT TO PLAN OUR EXPENSES AND FORECAST OUR RESULTS

         Although it typically takes three to twelve months from the time we qualify a sales lead until we sign a contract with the customer, we occasionally experience a longer sales cycle. It is therefore difficult to predict the quarter in which a particular sale will occur. If our sales cycle unexpectedly lengthens for one or more large orders or a significant number of small orders, it would adversely affect the timing of our revenues and the timing of our corresponding expenditures. This could harm our ability to meet our financial forecasts for a given quarter. Our customers' decisions regarding their purchase of our software and services is relatively long due to several factors, including:

         -        the complex nature of our software;

         - our need to educate potential customers about the uses and benefits of our software;

         - competition for a shrinking amount of corporate resources because of a slowing economy;

         - the investment of money and other resources required by customers to purchase and implement our software;

         - customers' budget cycles and operating activities, which affect the timing of their purchases;

         - the competitive evaluation and internal approval process many of our customers undertake before purchasing our software and services;

         - delayed purchases due to announcements or planned introductions of new software or software enhancements by us or our competitors; and

         - the length of time some of our larger customers require to make a decision to purchase our software and services.

SEASONAL TRENDS IN SALES OF BUSINESS SOFTWARE OR CUSTOMER INTERACTION LEVELS MAY AFFECT OUR QUARTERLY REVENUES

         The market for business software has experienced seasonal fluctuations in demand. The first and third quarters of the year have been typically characterized by lower levels of revenues. We believe that these fluctuations are caused in part by customer buying patterns, which are influenced by year-end budgetary

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pressures and by sales force commission structures. Customer interaction centers typically experience much higher volumes of customer contact during and immediately following the year-end holiday season. As a result, many customers may elect to defer installation of our software during this time. This has caused us to experience, and we expect to continue to experience, seasonal fluctuations in our revenues. As our revenues grow, seasonal fluctuations in our revenues may become more evident.

WE FACE INTENSE COMPETITION THAT COULD ADVERSELY AFFECT OUR REVENUES, PROFITABILITY AND MARKET SHARE

         The market for products that record and analyze customer interactions and/or provide electronic learning is intensely competitive, evolving and experiences rapid changes in technology. We believe our principal competitors include, but are not limited to:

         -        quality monitoring suppliers to the contact center industry;

         -        traditional call-logging vendors;

         -        systems integrators and consulting firms; and

         - new, larger and more established entities that may acquire, invest in or form joint ventures with providers of recording or performance enhancing software solutions.

         Many of our current and potential competitors have longer operating histories, more established business relationships, larger customer bases, a broader range of products and services, greater name recognition and substantially greater financial, technical, marketing, personnel, management, service, support and other resources than we do. This could allow our current and potential competitors to respond more quickly than we can to new or emerging technologies and changes in customer requirements, take better advantage of acquisitions and other opportunities, devote greater resources to the marketing and sale of their products and services and adopt more aggressive pricing policies. These competitors may distinguish themselves from us on the basis of their longer operating histories and ability to withstand difficult economic conditions. Our competitors may also be able to offer products at lower prices or with other incentives that we cannot match. Additionally, the scope of our products and services may be viewed as too narrow because some of our competitors offer a broader range of products and services.

         In addition, many of our competitors market their products through resellers and companies that integrate their technology and products with those of the competitor. These resellers and technology partners of our competitors often have strong business relationships with our customers and potential customers. For example, some of our competitors have a better and more long standing relationship with telephone switch vendors. Our competitors may use these business relationships to market and sell their products and compete for customers with us. We cannot assure you that our competitors will not offer or develop products and services that are superior to ours. In addition, it is possible that resellers or technology partners, such as certain telephone switch vendors, may acquire one or more of our competitors, which would further solidify their business relationships.

         In addition, we have developed, and intend to continue to develop, relationships with companies that resell our software and companies that provide us with customer referrals or leads, some of which may become competitors. Revenues from our resellers accounted for approximately 8% of our total revenues for the year ended December 31, 2000. We expect revenues from our resellers, and accordingly our dependence on resellers, to increase as we establish more relationships with companies to resell our software worldwide. We engage in joint marketing and sales efforts with our resellers, and rely on them for recommendations of our software during the evaluation stage of the purchase process. When we enter into agreements with these companies, the agreements are not exclusive and may ordinarily be terminated by either party. Some of these companies have similar, and often more established, relationships with our competitors, and may recommend the products and services of our competitors to customers instead of our software and services. In addition, through their relationships with us, these companies could learn about our software and the market for our software and services and could develop and sell competing products and services. As a result, our relationships with these companies could lead to increased competition for us.

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         Our software must integrate with software and hardware solutions provided by a number of our existing and potential competitors. These competitors or their business partners could alter their products so that our software no longer integrates well with them, or they could delay or deny our access to software releases that allow us to timely adapt our software to integrate with their products. They could thus effectively prevent us from modifying our software to keep pace with the changing technology of their products. If we cannot adapt our software to changes in our competitors' technology, it may significantly impair our ability to compete effectively, particularly if our software must integrate with the software and hardware solutions of our competitors.

         We expect that competition will increase as other established and emerging companies enter our market and as new products, services and technologies are introduced. Increased competition may result in price reductions, lower gross margins and loss of our market share. This could materially and adversely affect our business, financial condition and results of operations.

IF WE FAIL TO DEVELOP NEW SOFTWARE OR IMPROVE OUR EXISTING SOFTWARE TO MEET OR ADAPT TO THE CHANGING NEEDS AND STANDARDS OF OUR TARGET MARKET, SALES OF OUR SOFTWARE AND SERVICES MAY DECLINE

         Our future success depends upon our ability to develop and introduce new software and software enhancements which meet the needs of companies seeking to record and analyze their interactions with customers. To achieve increased market acceptance of our software and services, we must, among other things, continue to:

         - improve our existing software and introduce new software solutions;

         - incorporate new technology into our software and services on a timely and cost-effective basis;

         -        keep pace with the products and services of our competitors;

         - satisfy the changing requirements of our current and potential customers;

         - improve the effectiveness of our software, particularly in implementations involving very large databases and large numbers of simultaneous users;

         -        enhance our software's ease of administration;

         - improve our software's ability to extract data from existing software systems; and

         - adapt to rapidly changing computer operating system, database and software platform standards and Internet technology.

         In addition, industry standards may not be established, or we may not be able to conform to new standards in a timely fashion to remain competitive. Our failure to conform to prevailing technology standards in our industry could limit our ability to compete and adversely affect our business.

         We may require substantial product development expenditures and lead-time to keep pace and ensure compatibility with new technology in our industry. If we fail to develop and introduce new software and enhancements for our existing software, our software and services may not achieve market acceptance and we may be unable to attract new customers. We may also lose existing customers, to whom we seek to sell additional software and services. During the year ended December 31, 2000, we introduced four new eQuality product modules--eQuality Interactive, Response, Connect, and Now. These new modules generated less than 5% of our total revenues during the year. The success of these modules is dependent upon contact centers, adoption of new technologies that will enable them to interact with their customers via e-mail and collaborative web-chat sessions and the adoption of electronic learning applications in the customer contact center. We cannot predict how quickly, if ever, contact centers will adopt this new

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technology. If this does not happen, it could materially and adversely affect our business, financial condition, and results of operations.

         In September 1999, we acquired technology to store and retrieve substantially larger volumes of data than our software is currently capable of storing and retrieving. As of December 31, 2000, this technology had not yet progressed to a stage where it had reached technological feasibility, and we are currently working on a project to develop this technology. We cannot assure you that we will successfully complete this project in a timely manner. If we are unable to develop this technology in a timely manner, it may adversely affect our ability to compete and our ability to attract new customers.

WE BELIEVE THAT OUR FUTURE SUCCESS ALSO DEPENDS UPON THE CONTINUED ABILITY OF OUR SOFTWARE TO BE COMPATIBLE WITH THE PRODUCTS AND OTHER TECHNOLOGIES OFFERED BY OTHER SOFTWARE AND HARDWARE COMPANIES.

         New products may not be compatible with our software, but may be compatible with the products of our competitors. For example, our products must integrate with phone switches made by the telephone switch vendors, and computer telephony software applications offered by other by other software providers. If our products are not compatible with the technologies offered by other software and hardware companies, it would have a material adverse effect on our business and results of operations.

IF THE MARKET IN WHICH WE SELL OUR SOFTWARE AND SERVICES DOES NOT GROW AS WE ANTICIPATE, WE WILL BE UNABLE TO CONTINUE OUR GROWTH

         The market for customer relationship management software, including software that records and analyzes customer interactions, is still emerging. In addition, we are continuing to expand our product offering with products such as eQualityNow. If the market for this software does not grow as quickly or become as large as we anticipate, we may not be able to continue our growth or may grow more slowly than expected. Continued growth in demand for this software remains uncertain because our potential customers may:

         - not understand the benefits of using customer relationship management software generally or, more specifically, software which records and analyzes the interactions between a business and its customers;

         -        not achieve favorable results using this software;

         -        experience technical difficulty in implementing this software;
                  or

         - use alternative methods such as online self-help to solve the same business problems this software is intended to address.

         In addition, our software is designed to address the needs of contact centers. If the number of contact centers does not increase as we expect, or if it grows more slowly than we anticipate, we may not be able to continue our growth or may grow more slowly than expected.

WE RELY HEAVILY ON SALES OF OUR EQUALITY BALANCE AND EQUALITY EVALUATION
SOFTWARE

         Our financial performance has depended, and will continue to depend, on our ability to develop and maintain market acceptance of our eQuality Balance software and new and enhanced versions of it. Historically, nearly all of our license revenues have been derived from the sale of our eQuality Balance and eQuality Evaluation software, and we expect revenues from these two products to continue to account for most of our revenues for the foreseeable future. Through December 31, 2000, we have recognized less than 5% of our revenues from products other than eQuality Balance and eQuality Evaluation. As a result, factors which adversely affect the pricing or demand for our eQuality Balance and eQuality Evaluation software, such as competitive pressures, technological change or evolution in customer preferences, could materially

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and adversely affect our business, financial condition and results of operations. Many of these factors are beyond our control and difficult to predict.

IF OUR INTERNAL PROFESSIONAL SERVICES EMPLOYEES DO NOT PROVIDE INSTALLATION SERVICES EFFECTIVELY AND ACCORDING TO SCHEDULE, OUR CUSTOMERS MAY NOT USE OUR IMPLEMENTATION SERVICES OR MAY STOP USING OUR SOFTWARE

         Customers that license our products ordinarily purchase installation, training and maintenance services, which they typically obtain from our internal professional services organization. Because our software must be installed to work with a number of computer and telephone network systems, installation of our software can be difficult. These systems vary greatly from one customer site to another, and the versions and integration requirements of these third party systems change frequently. We believe that the speed and quality of installation services are competitive factors in our industry. If our installation services are not satisfactory to our customers, the customers may choose to not use our implementation services to install software they license from us. In addition, these customers may determine that they will not license our software and instead will use the products and services of one of our competitors. If this happens, we would lose licensing and services revenues from these customers, and it would likely harm our reputation in the industry in which we compete. This could materially and adversely affect our business, financial condition and results of operations.

IF WE NEED ADDITIONAL FINANCING TO MAINTAIN OR EXPAND OUR BUSINESS, IT MAY NOT BE AVAILABLE ON FAVORABLE TERMS, OR AT ALL

         Although we believe our current cash and borrowing capacity will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months, we may need additional funds to expand or meet all of our operating needs. If we need additional financing, we cannot be certain that it will be available to us on favorable terms, or at all. If we raise additional funds by issuing equity securities, the ownership interest of our stockholders would be significantly diluted, and any additional equity securities we issue may have rights, preferences or privileges senior to the rights of our stockholders. Also, the terms of any additional financing we obtain may significantly limit our future financing and operating activities. If we need funds and cannot raise them on acceptable terms, we may be forced to sell assets or seek to refinance our outstanding obligations. We may also be unable to:

         -        develop and enhance our software to remain competitive;

         -        take advantage of future opportunities, such as acquisitions;

         - respond to changing customer needs and our competitors' innovations; or

         -        attract and retain qualified key personnel.

         Any of these events could significantly harm our business and financial condition and limit our growth.

IF WE DO NOT CONTINUE TO EXPAND THE DISTRIBUTION OF OUR PRODUCTS THROUGH DIRECT AND INDIRECT SALES CHANNELS, WE MAY BE UNABLE TO EXPAND OUR MARKET SHARE OR INCREASE OUR REVENUES

         To expand our market share and revenues, attract new customers and increase sales to existing customers, we will need to expand our direct and indirect channels of distribution. Although we have historically received approximately 92% of our revenues from direct sales through December 31, 2000, we will require an increase in our direct sales to achieve our growth plans. To accomplish this, we will need to expand our direct sales force by hiring additional sales personnel and management, and increase the number of relationships we have with companies that provide us with customer referrals or leads for new business. Historically, it has taken us up to six months to train new sales personnel before they reach an acceptable level of productivity. We have also experienced difficulty in finding new sales personnel with experience in computer and telephone integration technologies. We cannot assure you that we will be able to continue to find an adequate number of new sales personnel meeting our specific needs. If the personnel

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we hire are less qualified, it may take us more time to train them and they may take a longer time to reach an acceptable level of productivity. We cannot assure you that we will be able to hire the necessary sales personnel and management on reasonable terms, or at all. Moreover, we will be required to train any new personnel, and the new personnel may not reach full productivity for a long period of time.

         We also intend to derive revenues from our indirect sales channel through relationships with companies that resell our software. In particular, we intend to use resellers to increase our sales internationally and to market our software to small and medium contact centers.

         Through December 31, 2000, we have entered into agreements with only a small number of companies that resell our software and companies that provide us with customer referrals. For the year ended December 31, 2000, approximately 8% of our revenues were generated through these resellers. When we enter into agreements with these companies, they are not exclusive and may ordinarily be terminated by either party. Some of these companies have similar, and often more established, relationships with our competitors, and may recommend the products and services of our competitors to customers instead of our software and services. Maintaining reseller relationships in today's rapidly evolving marketplace has proven to be difficult. For example, during the year ended December 31, 1998, we incurred a $900,000 charge to terminate a distributor agreement that we believed had become counterproductive. We cannot assure you that we will be able to maintain productive relationships or that we will be able to establish similar relationships with additional companies on a timely basis, or at all. In addition, we cannot be certain that these distribution partners will devote adequate resources to selling our software and services. If we are unable to maintain and expand our direct sales force and indirect distribution channels, we will not be able to increase our revenues and our business will suffer.

WE EXPECT TO FACE DIFFICULTY IN ATTRACTING AND RETAINING KEY PERSONNEL, WHICH ARE NECESSARY TO EFFECTIVELY MANAGE AND EXPAND OUR BUSINESS

         Our future success will depend in large part on our ability to hire, train, retain and motivate a sufficient number of qualified personnel, particularly in sales, marketing, research and development, service and support. In particular, competition for research and development personnel with computer and telephone integration skills is intense, and turnover of technical personnel is particularly high in our industry. We expect to face additional difficulties retaining personnel who have stock options with exercise prices above the fair market value of our stock. In order to retain some of our personnel, we will need to grant additional options to purchase common stock to these employees with exercise prices equal to the fair market value of our stock, which will cause dilution to our stockholders. If we are unable to attract and retain qualified personnel or if we experience high personnel turnover, it would increase our costs of operations and could prevent us from effectively managing and expanding our business.

         Our future success also depends upon the continued service of our executive officers, particularly our Chairman and Chief Executive Officer, David Gould. We have an employment agreement with Mr. Gould and non-compete agreements with all of our executive officers. However, any of our executive officers and other employees could terminate his or her relationship with us at any time. The loss of the services of our executive officers or other key personnel could materially and adversely affect our business. In addition, if one or more of our executive officers or key employees were to join one of our competitors or otherwise compete with us, it could harm our business.

OUR FAILURE TO PROPERLY MANAGE OUR RAPID GROWTH COULD STRAIN OUR RESOURCES AND MAKE IT DIFFICULT TO SUPPORT OUR FUTURE OPERATIONS

         Our business could suffer if we fail to effectively manage our growth. Our revenues increased approximately 91% during the year ended December 31, 2000 from the previous year. Although we expect revenues to grow on an annual basis, we do not expect to maintain this same rate of revenue growth year over year. From December 31, 1999 to December 31, 2000, the number of our employees increased from 178 to 275. This growth in our revenues and number of employees has placed, and will continue to place, a significant strain on our management, personnel, systems, controls and other resources. If we are unable to effectively manage our growth, it may be difficult to support our future operations. To manage growth effectively, we must:

         - accurately predict the growth in demand for our software and expand our capacity and implementation services to meet that demand;

         - expand and improve our operating and financial systems, procedures and controls;

         -        attract, train, motivate, manage and retain key personnel;

         -        expand our facilities;

         - successfully integrate the operations and personnel of any businesses we acquire; and

         - respond quickly and effectively to unanticipated changes in our industry.

IF WE FAIL TO EXPAND AND MANAGE OUR INTERNATIONAL OPERATIONS, WE MAY BE UNABLE TO REACH OR MAINTAIN OUR DESIRED LEVELS OF REVENUE OR PROFITABILITY

         Revenues from customers located outside of North America accounted for approximately 6% of our total revenues for the year ended December 31, 2000. We intend to continue to expand our international operations through internal business expansion and strategic business relationships. Our operations outside of North America currently consist of approximately 22 dedicated employees located in the United Kingdom, Canada, Sweden, The Netherlands, Mexico, Australia and Japan. Most of our international revenues through December 31, 2000 have come from international branches of our customers based in North America. We have established relationships with a small number of international resellers, but through December 31, 2000 we have not recognized a material amount of revenues from these relationships. In addition to general risks associated with international expansion, such as foreign currency fluctuations and political and economic instability, our plans to expand internationally may be adversely affected by a number of risks, including:

         - limited development of an international market for our software and services;

         - the challenges we face in expanding and training our international sales force and support operations;

         - expenses associated with customizing products for multiple countries;

         - longer payment cycles, different accounting procedures and difficulties in collecting accounts receivable; and

         - multiple, conflicting and changing governmental laws and regulations governing intellectual property, call monitoring and the recording of employees.

         As we further expand our operations outside the United States, we will face new competitors and competitive environments. In addition to the risks associated with our domestic competitors, foreign competitors may pose an even greater risk, as they may possess a better understanding of their local markets and better working relationships with local infrastructure providers and others. In particular, because telephone protocols and standards are unique to each country, local competitors will have more experience with, and may have a competitive advantage in, these markets. We may not be able to obtain similar levels of local knowledge or similar relationships in foreign markets, which could place us at a significant competitive disadvantage.


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OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY MAY LEAD TO THIRD PARTIES USING
OUR TECHNOLOGY FOR THEIR OWN BENEFIT AND OUR FAILURE TO ACCESS THIRD PARTY TECHNOLOGY COULD DELAY THE DEVELOPMENT OR SALE OF OUR SOFTWARE

         Our success depends to a significant degree upon the legal protection of our software and other proprietary technology rights. We rely on a combination of patent, trade secret, copyright and trademark laws and confidentiality and non-disclosure agreements with employees and third parties to establish and protect our proprietary rights. These measures may not be sufficient to protect our proprietary rights, and we cannot be certain that third parties will not misappropriate our technology and use it for their own benefit. Also, most of these protections do not preclude our competitors from independently developing products with functionality or features substantially equivalent or superior to our software. Any failure to protect our intellectual property could have a material adverse effect on our business.

         As of December 31, 2000, we have three United States registered trademarks, one patent generally relating to our voice and data synchronization technology and data capture technique and seven pending copyright registrations protecting our software source code. We cannot assure you that we will file further patent, trademark or copyright applications, that any future applications will be approved, that any existing or future patents, trademarks or copyrights will adequately protect our intellectual property or that any existing or future patents, trademarks or copyrights will not be challenged by third parties. Furthermore, one or more of our existing or future patents, trademarks or copyrights may be found to be invalid or unenforceable.

         We are aware of certain uses, United States trademark registrations, and United States trademark applications for the trademark "eQuality" and its variations that predate our use of, and United States trademark application for, our trademarks eQuality and Bringing eQuality to eBusiness. It is possible that the United States Patent and Trademark Office will deny our United States trademark applications. In addition, it is possible that the owner of legal rights resulting from one or more of these prior uses, United States trademark registrations, or United States trademark applications will bring legal action to prevent us from registering and/or using the trademarks eQuality and Bringing eQuality to eBusiness, and may also seek compensation for damages resulting from our use of these trademarks. As a result, we cannot assure you that our efforts to use and register these trademarks will ultimately be successful, or that this use will not result in liability for trademark infringement, trademark dilution, and/or unfair competition.

         We are also currently evaluating whether to revise one aspect of the patent for our synchronization techniques. If we are unsuccessful, we may not be able to enforce any aspect of that patent against third parties who infringe it. We also have two patent applications pending in the United States Patent and Trademark Office. There is no guarantee that our pending applications will result in issued patents or, if issued, that they will provide us with any competitive advantages.

         Moreover, the laws of other countries in which we market our products may afford little or no effective protection of our proprietary technology. If we resort to litigation to enforce our intellectual property rights, the proceedings could be burdensome and expensive, would likely divert valuable management and product development resources and could involve a high degree of risk, regardless of whether we win or lose the litigation.

         We rely on technology licensed from third parties, including databases, application programming interfaces, developmental tools and software necessary to integrate our software with third party technology and products. In addition, third party products are bundled with our software. If we lose access to this technology, or if it is not available to us on reasonable terms, it could cause delays in our development and introduction of new and enhanced software until we can obtain equivalent or replacement technology, if available, or develop this technology internally, if feasible. If we lost access to technology that is bundled with our software, this would require us to modify or redesign our software and could cause a delay in our ability to market and sell our current software, or a delay in our ability to develop, market and sell new or enhanced software. This delay or a failure to obtain replacement technology could have a material adverse effect on our business, financial condition and results of operations.

CLAIMS BY OTHER COMPANIES THAT OUR SOFTWARE INFRINGES THEIR INTELLECTUAL PROPERTY COULD REQUIRE US TO INCUR SUBSTANTIAL EXPENSES OR PREVENT US FROM SELLING OUR SOFTWARE OR SERVICES

         If any of our software violates the intellectual property rights of others, we may be required to reengineer or redevelop our software, seek to obtain licenses from third parties to continue offering our software without substantial reengineering, or conduct studies of such intellectual property rights so as to evaluate whether such intellectual property rights are valid or enforceable. Any efforts to reengineer our software or obtain licenses from third parties may not be successful, could be extremely costly and would likely divert valuable management and product development resources. Any efforts to study the intellectual property rights of third parties may not be successful and could reveal that such intellectual property rights are valid and enforceable, could be extremely costly and would likely divert valuable management and product development resources.

         In addition, in the rapidly developing technological environment in which we operate, third parties may have filed a number of patent applications, many of which are confidential when filed. If our software is found to violate these patents when they are issued or any other intellectual property of others, we may become subject to claims for infringement. An infringement claim against us could result in the loss of our proprietary rights and, whether meritorious or not, could be time-consuming, result in costly litigation or require us to pay damages or enter into royalty or licensing agreements on terms that are unfavorable to us. Royalty or licensing agreements might not be available to us on reasonable terms or at all. In addition, our customers may become subject to claims if the software they license from us infringes the intellectual property of others. Our license agreements with our customers generally provide that we will indemnify the customers for liability they incur as a result of these infringement claims. As a result, any infringement claim could materially and adversely affect our business, financial condition and results of operations.

         Approximately three years ago, we were accused of infringing a patent owned by a third party. We undertook to study the matter, concluded that the asserted patent was not infringed, and informed the third party of our belief that the patent was not infringed. Following an exchange of correspondence between September 1996 and January 1998, nothing further was heard from the patent owner.

         Although we have not exchanged correspondence with this third party since January 1998, we cannot assure you that a renewed claim of infringement by this third party, either in connection with the patent referred to above or another patent or other intellectual property, or a claim of infringement by a different patent or other intellectual property owner, will not be asserted against us in the future. Furthermore, we expect that we and other participants in our industry and related industries will be increasingly subject to infringement claims as the number of competitors with patent and other intellectual property portfolios in these industries grows. Although patent and intellectual property disputes may be settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and we cannot assure you that necessary licenses or similar arrangements will be made available to us on a reasonable basis or at all. Consequently, if we become subject to an adverse determination in a judicial or administrative proceeding or we fail to obtain necessary licenses it could prevent us from producing and selling our software. This would have a material adverse effect on our business, financial condition and results of operations.

         In addition, if we decide to, or are forced to, litigate any of these claims, the litigation could be expensive and time-consuming, could divert our management's attention from other matters, and could otherwise materially and adversely affect our business, financial condition and results of operations, regardless of the outcome of the litigation. Litigation and intellectual property claims against us could also disrupt our sale of software. Additionally, it could lead to claims by third parties against our customers and others using our software. Our customers and these other users of our software would likely hold us responsible for these claims and any resulting harm they suffer.

GOVERNMENT REGULATION OF TELEPHONE AND INTERNET MONITORING COULD CAUSE A DECLINE IN THE USE OF OUR SOFTWARE, RESULT IN INCREASED EXPENSES FOR US OR SUBJECT US AND OUR CUSTOMERS TO LIABILITY

         As the telecommunications industry continues to evolve, state, federal and foreign governments may increasingly regulate the monitoring of telecommunications and telephone and Internet monitoring and recording products, such as our software. We believe that increases in regulation could come in the form of a number of different kinds of laws, including privacy and employment regulations. The adoption of new laws governing the use of our software or changes made to existing laws could cause a decline in the use of our software and could result in increased expenses for us, particularly if we are required to modify our software to accommodate these new or changing laws. Moreover, new laws or changes to existing laws could subject us and our customers to liability. In addition, whether or not these laws are adopted, if we do not adequately address the privacy concerns of consumers, companies may be hesitant to use our software. If any of these events occur, it could materially and adversely affect our business.

OUR PRODUCTS MAY FAIL TO PERFORM PROPERLY, WHICH MAY CAUSE US TO INCUR ADDITIONAL EXPENSES OR LOSE SALES

         Our software is used in a complex operating environment that requires its integration with computer and telephone networks and other business software applications. Furthermore, the hardware, software and network systems generally used in conjunction with our software, particularly telephone standards and protocols, change rapidly. The evolution of these standards may cause our products to function slowly or improperly. Poor product performance may necessitate redevelopment of our product or other costly reengineering measures which may divert our management and product development resources and funds. Due to the large number of, and variations in, computer and telephone network systems and applications, as well as the rapid changes in these products, our testing process may be unable to duplicate all possible environments in which our software is expected to perform. Any errors or defects that are discovered after we release new or enhanced software could cause us to lose revenue, cause a delay in the market acceptance of our software, damage our customer relationships and reputation and increase our service and warranty costs.

OUR MANAGEMENT AND AFFILIATES CONTROL A LARGE PERCENTAGE OF OUR VOTING STOCK AND COULD EXERT SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING STOCKHOLDER APPROVAL.

         At March 1, 2001, our executive officers and directors and their affiliates together control approximately 41% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to exert significant control over all matters requiring stockholder approval, including the election of our directors and the approval of significant corporate transactions. This control may have the effect of delaying, preventing or deterring a change in control of Witness Systems and could deprive our stockholders of an opportunity to receive a premium for their common stock as part of any sale or acquisition.

FUTURE SALES OF COMMON STOCK AND THE RIGHTS OF SOME OF OUR STOCKHOLDERS TO REGISTER SALES OF THEIR STOCK COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR STOCK

         Sales of a substantial number of shares of our common stock can cause the market price of our common stock to decline or can make it more difficult for us to raise funds through the sale of equity in the future. The shares of common stock sold in our initial public offering generally are freely tradable without restriction. At March 21, 2001, approximately 12,813,738 shares of common stock outstanding are restricted securities as defined in Rule 144 under the Securities Act. The holders of these shares of common stock may sell them in the future without registration under the Securities Act if they comply with Rule 144, Rule 701 or any other applicable exemption under the Securities Act.

         Some of our existing stockholders have the right to require us to register under the Securities Act shares of their common stock at any time. Once we register these shares, they can be freely sold in the public market, subject to these lock-up agreements.

OUR STOCK PRICE HAS BEEN VOLATILE

         The market price of our common stock could be subject to significant fluctuations in response to variations in quarterly operating results and other factors. In addition, the securities markets have experienced significant price and volume fluctuations from time to time that have often been unrelated or disproportionate to the operating performance of particular companies. Any announcement with respect to any adverse variance in revenue or earnings from levels generally expected by securities analysts or investors for a given period could have an immediate and significant adverse effect on the trading price of our common stock. In addition, factors such as announcements of technological innovations or new products by us, our competitors or third parties, changing conditions in the market for products that record and analyze customer interactions, changes in estimates by securities analysts, announcements of extraordinary events, such as acquisitions or litigation, or general economic conditions may have an adverse effect on the market price of the common stock.

OUR CERTIFICATE OF INCORPORATION AND BYLAWS, AS WELL AS DELAWARE LAW, MAY PREVENT OR DELAY A FUTURE TAKEOVER

         Our amended and restated certificate of incorporation and bylaws contain provisions which could make it harder for a third party to acquire us without consent of our board of directors. For example, if a potential acquirer were to make a hostile bid for us, the acquirer would not be able to call a special meeting of stockholders to remove our board of directors or act by written consent without a meeting. In addition our board of directors has staggered terms which makes it difficult to remove all our directors at once. The acquirer would also be required to provide advance notice of its proposal to remove directors at an annual meeting.

         Our board of directors has the ability to issue preferred stock which would significantly dilute the ownership of a hostile acquirer. In addition, Delaware law limits business combination transactions with 15% stockholders that have not been approved by the board of directors. These provisions and other similar provisions make it more difficult for a third party to acquire us without negotiation.